UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2016 (January 8, 2016)

VIROPRO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-06718	13-3124057
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2151 O'Toole Avenue, Suite 50, San Jose, CA 95131

 (Address of Principal Executive Offices) (Zip Code)

 650-300-5190

Registrant’s telephone number, including area code

 (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2016 the registrant ("Viropro") entered into a Settlement Agreement with Magna Equities II, LLC ("Magna") regarding certain Securities Purchase Agreements, dated November 28, 2011, January 17, 2012, and March 21, 2012, pursuant to which, among other things, Viropro issued to Magna Convertible Promissory Notes on such respective dates in the original principal amounts of $15,000, $35,000, and $25,000, respectively (collectively, the “Notes"). Under the terms of the Settlement Agreement, (i) Viropro agreed to issue, or cause its registered transfer agent to issue to Magna 60,370,336 restricted shares of Viropro's common stock so that Magna holds 4.99% of 1,209,826,364 shares of common stock outstanding as of January 7, 2016 (the “Settlement Shares”), (ii) Magna received piggyback registration rights should piggyback rights be granted to any of Viropro's existing debt and equity holders and (iii) Magna agreed that if the Settlement Shares are sold under its piggyback registration rights, it will not trade more than 10% of the intra-day volume of Viropro's common stock traded on the principal securities exchange or trading market for such security but, notwithstanding that limitation, would still be entitled to sell up to a minimum of $5,000 worth of the Settlement Shares per week and further agreed to provide Viropro, upon its request, with weekly trading records detailing the number of Settlement Shares it sold, the net proceeds received from the sale of such Settlement Shares and the date on which such Settlement Shares were sold.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 Settlement Agreement dated January 8, 2016 between Viropro, Inc. and Magna Equities II, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 13, 2016	Viropro, Inc.

	By:	/s/ Kenneth A. Sorensen
Kenneth A. Sorensen
Chairman of the Board